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Exhibit 2.4

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of January 15, 1998 (the "Merger Agreement"), by and among Province Healthcare Company, a Delaware corporation ("Province") and Principal Hospital Company, an Oregon corporation ("Principal").

                                   WITNESSETH:

         WHEREAS, Province is a corporation duly organized and validly existing under and by virtue of the laws of the State of Delaware, having authorized capital stock consisting of: Twenty-Five Thousand (25,000) shares of Series A Senior Preferred Stock, no par value (the "Province Senior Preferred Stock"), none of which are issued and outstanding; Fifty Thousand (50,000 ) shares of Series B Junior Preferred Stock, no par value (the "Province Junior Preferred Stock"), none of which are issued and outstanding; One Hundred Thousand shares of Preferred Stock, $0.01 par value (the "Province Preferred Stock"), none of which are issued and outstanding; and Twenty-Five Million shares of Common Stock, par value $0.01 per share (the "Province Common Stock"), of which 100 shares are outstanding;

         WHEREAS, Principal is a corporation duly organized and validly existing under the laws of the state of Oregon, having authorized, issued and outstanding capital stock consisting of: Twenty-Five Thousand (25,000) shares of Series A Senior Preferred Stock, no par value (the "Principal Senior Preferred Stock"), of which 20,000 shares are outstanding; Fifty Thousand (50,000) shares of Series B Junior Preferred Stock, no par value (the "Principal Junior Preferred Stock"), of which 32,295 shares are outstanding; and Twenty Million shares of Common Stock, no par value (the "Principal Common Stock"), of which 11,585,022 shares are outstanding;

         WHEREAS, the respective Boards of Directors of Province and Principal deem it advisable that Principal merge with and into Province, upon the terms and subject to the conditions set forth herein and in accordance with the laws of the States of Delaware, and Oregon (the "Merger"), and that the shares of Principal Capital Stock be canceled upon consummation of the Merger as set forth herein;

         WHEREAS, the parties hereto intend that the Merger qualify as tax-free reorganization for federal income tax purposes; and

         WHEREAS, the respective Boards of Directors of Province and Principal have, by resolutions, duly approved and adopted the provisions of this Merger Agreement as the agreement of merger required by Section 252 of the General Corporation Law of the State of Delaware (the "Delaware Law") and Section 60.481 of the Oregon Business Corporation Act (the "Oregon Law"), in each case as the foregoing may be applicable to Province, Principal, and the Merger.

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         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Effect of the Merger; Manner and Basis of Converting and
                    Canceling Shares.

         1.1 At the Effective Time (as hereinafter defined), Principal shall be merged with and into Province, the separate corporate existence of Principal shall cease (except as may be continued by operation of law), and Province shall continue as the surviving corporation, all with the effects provided by applicable law. Province, in its capacity as the surviving corporation of the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 At the Effective Time, by virtue of the Merger and without any action by Principal, the respective shareholders of Principal, Province or any other person:

                  1.2.1 The issued and outstanding shares of Principal Senior Preferred Stock shall be converted into the right to receive shares of Province Senior Preferred Stock, with one share of Province Senior Preferred Stock issuable for each share of issued and outstanding Principal Senior Preferred Stock.

                  1.2.2 The issued and outstanding shares of Principal Junior Preferred Stock shall be converted into the right to receive shares of Province Junior Preferred Stock, with one share of Province Junior Preferred Stock issuable for each share of issued and outstanding Principal Junior Preferred Stock.

                  1.2.3 The issued and outstanding shares of Principal Common Stock shall be converted into the right to receive shares of Province Common Stock, with one share of Province Common Stock issuable for each 1.83 shares of issued and outstanding Principal Common Stock. In lieu of fractional shares or cash payments, the number of shares of Province Common Stock issuable to each holder of Principal Common Stock will be rounded (up or down) to the nearest whole number.

         1.3 At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of both a public and private nature, and be subject to all the duties and liabilities, of Principal; and all rights, privileges immunities and franchises of Principal, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to Principal shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and title to any real estate, or any interest therein, vested in Principal shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of Principal; and any claim existing or action or proceeding pending by or against Principal may be prosecuted to judgment as if the Merger had not taken place or the Surviving Corporation may be substituted in its place; all with the effect set forth in Section 252 of the Delaware Law. The authority of the officers of Principal shall continue with respect to the due execution in the name of Principal of tax returns, instruments of transfer or conveyance and other documents where the execution thereof is



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required or convenient to comply with any provision of the Delaware Law and the
Oregon Law, any contract to which Principal is or was a party or this Merger Agreement.

         1.4 The name of the Surviving Corporation shall be "Province Healthcare Company".

         SECTION 2. Effective Time.

         2.1 Upon the fulfillment or waiver of the conditions specified in
Section 5 hereof and provided that this Merger Agreement has not been terminated and abandoned pursuant to Section 6.2 hereof, Province and Principal shall cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for in and in accordance with Section 252 of the Delaware Law.

         2.2 Upon the fulfillment or waiver of the conditions specified in
Section 5 hereof and provided that this Merger Agreement has not been terminated and abandoned pursuant to Section 6.2 hereof, Province and Principal shall deliver for filing to the Secretary of State of the State of Oregon the original of the Articles of Merger as provided for in and in accordance with Section
60.494 of the Oregon Law.

         2.3 The Merger shall become effective at the time and date as provided by applicable law (the "Effective Time").

         SECTION 3. Additional Agreements.

         3.1 Each of the parties hereto shall (subject to any qualifications specified in this Section 3, the conditions specified in Section 5 and the fiduciary obligations of their respective boards of directors) diligently use their respective best efforts to cause the Merger to be consummated and to be consummated at the earliest practicable date. Such best efforts shall include the vigorous defense of any suit or proceeding instituted against it in connection with the transactions contemplated by this Merger Agreement.

         3.2 Principal shall submit this Merger Agreement and the Merger to its shareholders for adoption and approval and shall use its best efforts to solicit from its shareholders votes in favor of such adoption and approval and shall take all other action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

         3.3 Prior to the Effective Time, each party hereto shall use its best efforts to obtain the consent of all private third parties and governmental authorities necessary to its consummation of the Merger.

         3.4 Each party hereto shall give prompt notice to the other parties hereto of the occurrence or failure to occur of any event, which occurrence or failure would cause or would be likely to cause a condition to the obligation of another party hereto to effect the Merger not to be satisfied.


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         SECTION 4. Certificate of Incorporation and By-laws; Board of
                    Directors.

         4.1 The Certificate of Incorporation and By-laws of Province as in effect at the Effective Time shall govern the Surviving Corporation.

         4.2 The members of the Board of Directors and the officers of Province holding office immediately prior to the Effective Time shall be the members of the Board of Directors and the officers (holding the same positions as they held with Province immediately prior to the Effective Time) of the Surviving Corporation and shall hold such offices until the expiration of their current terms, or until their earlier death, resignation or removal.

         SECTION 5. Conditions.

         5.1 The respective obligation of Principal and Province to consummate the Merger under this Merger Agreement is subject to the fulfillment of the following conditions:

                  (a) At the option of Principal or Province, any third party consents which are required in order to avoid a breach, violation, conflict or default under any agreement, contract, statute, rule or regulation shall have been obtained;

                  (b) This Merger Agreement and the Merger shall have been approved and adopted by the stockholders of Province and Principal;

                  (c) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal and no such law, statute, rule or regulation shall be in effect; and

                  (d) No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the Merger shall be in effect.

         SECTION 6. Amendment and Termination.

         6.1 Principal and Province, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Merger Agreement in such manner as may be agreed upon by them in writing.

         6.2 This Merger Agreement may be terminated and the Merger may be abandoned for any reason by a resolution adopted by the Board of Directors of Principal or Province at any time prior to the Effective Time. In the event of the termination of this Merger Agreement as provided herein, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of Principal, Province or their respective officers and directors, except liability for intentional breach or misrepresentation or common law fraud.


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         SECTION 7. Service of Process.

         7.1 The Surviving Corporation hereby agrees that it may be served with process in the State of Oregon in any proceeding for the enforcement of any obligation of Principal Hospital Company or Province Healthcare Company and hereby irrevocably appoints the Secretary of State of the State of Oregon as its agent to accept service of process in any such proceeding.

         7.2 A copy of any service of process received in connection with
Section 7.1 above should be mailed to:

                  Province Healthcare Company
                  109 Westpark Drive, Suite 180
                  Brentwood, Tennessee 37027
                  Attn: Richard D. Gore

         SECTION 8. Miscellaneous.

         8.1 This Merger Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         8.2 The internal law, not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Merger Agreement, except so far as the Oregon Law applies to the Merger.

         8.3 This Merger Agreement is not intended to confer upon any person (other than the parties hereto and their respective successors and assigns) any rights or remedies hereunder or by reason hereof.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amended and
Restated Merger Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals affixed, all as of the day and year first written above.

Attest:                              PROVINCE HEALTHCARE COMPANY, a
                                     Delaware corporation


By: /s/ Howard T. Wall, III          By: /s/ Martin S. Rash
    -------------------------            --------------------------------------
Its: General Counsel                 Its: President and Chief Executive Officer
     ------------------------             -------------------------------------

Attest:                              PRINCIPAL HOSPITAL COMPANY, an
                                     Oregon corporation


By: /s/ Howard T. Wall, III          By: /s/ Martin S. Rash
    ------------------------             --------------------------------------
Its: General Counsel                 Its: President and Chief Executive Officer
     -----------------------              -------------------------------------





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